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                                                                    EXHIBIT 23.6

                        CONSENT OF CHARTERED ACCOUNTANTS

   As Chartered Accountants, we hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 and the related prospectus of Wyndham International, Inc. for the rights offering of 3,000,000 shares of series A convertible preferred stock to be filed with the Securities and Exchange Commission on or about 8 November 1999 of our reports on the financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings dated 22 July 1998 and 17 July 1998 respectively, except with respect to Note 1 of those financial statements as to which the date of our report is 24 March 1999, which are included in the Joint Current Report on Form 8-K/A No. 2 of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated 2 June 1998.

                                          /S/ ARTHUR ANDERSEN

1 Surrey Street
London
WC2R 2PS

8 November, 1999